UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 29, 2024

Mr. Cooper Group Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14667	91-1653725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8950 Cypress Waters Blvd.
Coppell, TX 75019
(Address of Principal Executive Offices, and Zip Code)

469-549-2000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	COOP	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

Selected Preliminary Unaudited Financial Information

In connection with a contemplated financing transaction, Mr. Cooper Group Inc. (the “Company”) disclosed the following preliminary results for 4Q’23.

●	Pretax income was $69 million and pretax operating income was $151 million, which excludes $27 million in one-time charges related to our previously disclosed cyber incident and other adjustments
●	Book value per share and tangible book value per share increased to $66.29 and $63.67
●	The Company incurred a mark-to-market loss of $41 million on the MSR portfolio, net of hedge gains, equivalent to a realized hedge ratio of 81%
●	Servicing portfolio grew to $992 billion and including pending transactions is expected to reach $1.1 trillion in first quarter
●	Servicing generated pretax income of $184 million and pretax operating income of $229 million
●	Originations generated pretax income of $9 million and pretax operating income of $10 million on $2.7 billion in fundings
●	The Company ended the quarter with TNW/assets of 29% and available liquidity of $2.4 billion, consisting of $572 million in unrestricted cash and $1.85 billion in unused lines
●	MSR 60+ day delinquencies continued to decline, reaching the lowest level in our history as a public company, 1.3% as of December 31, 2023

Reconciliation of Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and its business segments’ ongoing performance and financial results, as well as assessing prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of the Company’s ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and its business segments’ core operating performance, and are better measures for assessing trends in its underlying businesses. These notable items are consistent with how management views the Company’s businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and its business segment’s ongoing performance.

We define pretax operating income as pretax income adjusted to exclude mark-to-market changes in fair value of MSRs, intangible amortization and other adjustments. The following table reconciles the differences between pretax income, the most comparable GAAP measure, to pretax operating income.

	Three months ended December 31, 2023					Three months ended December 31, 2022
	Servicing	Originations	Corporate/ Other	Consolidated		Servicing	Originations	Corporate/ Other	Consolidated
(in millions)
Pretax income (loss)	$184	$9	$(124)	$69		$98	$(14)	$(94)	$(10)
Other mark-to-market	41	—	—	41		58	—	—	58
Accounting items / other	2	1	36	39	(a)	3	12	18	33	(b)
Intangible amortization	2	—	—	2		—	—	1	1
Pretax operating income (loss)	$229	$10	$(88)	$151		$159	$(2)	$(75)	$82

(a)	Adjustments included $27 million costs related to our previously disclosed cyber incident, $8 million deal costs associated with the Roosevelt and Home Point acquisitions, $2 million severance charge and $2 million equity loss related to Sagent.

(b)	Adjustments included $23 million charge due to severance and property consolidation and $10 million loss associated with equity investments.

The following table reconciles the differences between total stockholders’ equity, the most comparable GAAP measure, to tangible book value per share.

	As of
	December 31, 2023	December 31, 2022
(in millions except value per share data)
Total stockholders’ equity	$4,282	$4,057
Goodwill	(141)	(120)
Intangible assets	(28)	(8)
Tangible book value	$4,113	$3,929
Ending shares of common stock outstanding	64.6	69.3
Book value per share	$66.29	$58.57
Tangible book value per share	$63.67	$56.72

The Company's audited financial statements for the year ended December 31, 2023 are not yet available. Accordingly, these preliminary financial and operating results are an estimate and subject to the completion of the Company's financial closing and other procedures and finalization of the Company's consolidated financial statements for the year ended December 31, 2023, including the completion of the audit of the Company's financial statements. Accordingly, actual financial and operating results that will be reflected in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, including its audited financial statements, when they are completed and publicly disclosed may differ from these preliminary results. The information furnished within this Item 2.02 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended ("the Securities Act"), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mr. Cooper Group Inc.

Date: January 29, 2024
	By:	/s/ Kurt Johnson
Kurt Johnson Executive Vice President & Chief Financial Officer